Exhibit 99.1 News Release

ABRAXAS PETROLEUM CORPORATION

www.abraxaspetroleum.com

Abraxas Provides Operational Update

SAN ANTONIO (September 24, 2018) – Abraxas Petroleum Corporation (“Abraxas” or the “Company”) (NASDAQ:AXAS) provides the following operational update.

Delaware Basin Acreage Update

Due to continued successful leasing efforts, Abraxas now owns approximately 10,700 net acres in the Southern Delaware Basin of West Texas prospective for Wolfcamp and Bone Springs development. This acreage total excludes approximately 2,200 acres of perpetual mineral acres near the Alpine High area in Pecos County. Our recent transactions continue to be consummated at attractive costs per acre relative to recent transactions reported by others in the area. In total, they can be characterized as consolidating our acreage into contiguous operated blocks with high working interests. After detailed geologic interpretation of our acreage, we have concluded that our existing acreage contains approximately 361 gross and 272 net future locations for 5,000’ laterals that we would consider highly prospective from our development results or from offset operator results on 1,320’ spacing. This number would approximately double if optimum spacing is determined to be 660’ between wells in the same zone. This future location count considers as many as 6 landing zones, not all of which are considered currently prospective on our acreage. Approximately 32% of our locations for 5,000’ laterals could be combined for future 10,000’ laterals should conditions warrant. Approximately 95% of our leasehold is operated, and 88% is HBP.

West Texas (Delaware Basin Update)

In Ward County, the two well Greasewood pad with 4,800’ laterals in the Wolfcamp A-1 and Wolfcamp A-2, has started producing oil after flowback started approximately a month ago. With a 7- day average of ~ 1,100 boe/d per well (two-stream, 83% oil) we are encouraged by the initial results.  Abraxas owns a 100% working interest in this pad.

Also in Ward County, fraccing is complete on the two well Mesquite pad. First production is expected within the next 14-18 days. Abraxas owns a 73% working interest in these 4,800’ laterals in 3rd Bone Spring Shale and 3rd Bone Spring Sandstone.

Our rig is currently drilling to TD in the lateral section on our Pecan 47 well, a scheduled 4,800’ lateral in the Wolfcamp A-1. The subsequent frac is expected in mid-November and to be on production mid-December. Abraxas owns a 100% interest in this well. The rig is scheduled next to move to our two well Creosote 86 pad for 4,800’ laterals in the Wolfcamp A-1 and Wolfcamp A-2. Abraxas currently owns a ~70% working interest in the Creosote pad.

North Dakota (Williston Basin Update)

In North Dakota, our Yellowstone Unit continues to outperform internal projections. The Yellowstone 7H has produced over 100,000 gross barrels of oil in its first 87 days and is currently producing ~ 1,600 boe/d (two-stream, 80% oil). Abraxas owns a ~52% working interest in this well.  On the newly completed Lillibridge SE pad, the Lillibridge 12H has also outperformed projections with production in excess of 63,000 boe in its first 60 days (two-stream, 80% oil). Our increased frac efficiency and enhanced completion design has greatly contributed to the probability of this down space test. Due to this success, Abraxas plans to spud the next 4 well Lillibridge pad with its Ravin Rig #1 within the next few weeks. Upon completion, the 1,320 gross acre unit will have 16 producing wells. One of which, the Lillibridge 1H, has already produced 550 Mboe and continues to see uplift from the directly offset completions. Abraxas owns a ~27.5% working interest in the Lillibridge Unit.

Our 10 well Stenehjem pad has been shut in for offset frac protection from an industry competitor. It is anticipated that the shut-in period will last approximately 3 weeks. During this period we will actively frac-protect our well bores with a design pumping program. We have seen field wide success with this strategy and expect production rates to return quickly. Abraxas owns a ~77.5% working interest in the Stenehjem Unit.

On the Ravin Central and Ravin East pads we have 8 wells ready for frac. Our original frac date of September 15th has shifted to September 24th. We anticipate having all 8 wells producing around the first of December.  During this period we will have 8 offset wells in the same unit shut in. We again plan to utilize our active frac-protect program on these shut in wells. Abraxas owns a ~52.5% working interest in the Ravin Unit.

We are implementing a new frac design on these upcoming wells that will increase the number of stages to 60 from 41.  Our research of area production results shows production uplift with this tighter stage spacing.  We also believe this spacing will help minimize the effect of child fracs on the local parents.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Permian Basin and South Texas regions of the United States.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:

Steven P. Harris – Director of Finance and Capital Markets

Telephone 210.490.4788

sharris@abraxaspetroleum.com

www.abraxaspetroleum.com